EXHIBIT 99.1

December 23, 2004

To:	Directors and Section 16 Officers of Argon ST, Inc.

From:	Donald Fultz, CFO

Subject:	This notice is required pursuant to the Sarbanes-Oxley Act

This is to notify you of an upcoming blackout period under the Argon ST, Inc. (“Argon ST”) 401(k) plan. During this trading blackout, your ability to conduct transactions in Argon ST Equity Securities will be limited. We expect the blackout period to begin January 24, 2005 and end February 25, 2005.

The blackout period will allow the Company to replace the Sensytech 401(k) plan administered by Merrill Lynch with the Argon ST 401(k) plan administered by Fidelity. During the blackout period, participants will be unable to direct investments or change the assets held in their plan accounts or obtain a loan, withdrawal, or distribution from the 401(k) plan. Participants have been notified of the blackout period as of the date of this letter.

In addition, because the Sensytech plan offers Argon ST common stock as an investment option, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 Argon ST directors and Section 16 officers are not permitted to trade in Argon ST equity securities while the 401(k) participants are unable to complete transactions in the 401(k) plan.

Gifts and trading pursuant to a previously established 10b5-1 trading plan are exempt from this prohibition.

This notice is in addition to any other normal trading restrictions contained in Argon ST Policy.

If you have any questions, please do not hesitate to contact me at (703) 995-5695.

12701 Fair Lakes Circle	Fairfax Virginia 22033 TEL 703-322-0881	FAX 703-322-0885 www.argonst.com